Exhibit 99.1

Section 6, Article III of the Bylaws of Carrier Access Corporation, as amended

Section 6. Other Meetings and Notice. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board. Executive sessions of outside directors shall be held at each regular meeting of the Board of Directors, and at such other times as may be requested by the Lead Director or one or more outside directors. Special meetings of the Board of Directors may be called by or at the request of the President or the Chairman of the Board on at least two (2) hours notice to each director either personally, or by telephone, telegram or facsimile. In like manner and on like notice, the President or Secretary must call a special meeting upon the written request of a majority of directors unless the Board consists of only one director, in which case special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of the sole director. A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice.